Exhibit 99.1

Concur Exceeds Revenue and Earnings Expectations For Second Quarter of Fiscal 2011

Continued execution and investment expand company’s foundation for strong growth over the next decade

REDMOND, Wash., May 3, 2011 — Concur (Nasdaq: CNQR), a leading provider of integrated travel and expense management services, today reported financial results for its second fiscal quarter ended March 31, 2011.

Concur reported total revenue for the second quarter of fiscal 2011 of $84.6 million. Total revenue for the quarter was up 16% from the year-ago quarter and up 5% from the prior quarter. Fiscal 2011 second quarter net loss was $2.6 million, or $0.05 loss per share.

“The second quarter of fiscal 2011 was another very strong quarter – exceeding our expectations for revenue and earnings,” said Steve Singh, chairman and CEO of Concur. “With the acquisition of TripIt and the launches of Concur Japan and Concur India, we continue to expand our foundation for strong growth in the decade ahead. As we head into the back half of the fiscal year, we see an improving revenue growth rate environment and remain comfortable with our non-GAAP operating margin target.”

Singh continued, “Strong demand for our services, in combination with the strength of our business model, affords us the opportunity to invest against multiple long-term growth initiatives. Our investment in expanding distribution capacity is driving strong customer growth and showing up in the predictability and strength of our business results. Our continued investment in innovation enables Concur to participate in an ever-greater portion of the travel and expense process. Our continued efforts to drive scale into our operations position us to effectively handle our global growth while maintaining world-class service.”

Financial Highlights

•	Total revenue was $84.6 million for the second quarter of fiscal 2011, up 16% compared to the year-ago quarter, and up 5% sequentially.

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Net loss was $2.6 million, or $0.05 per share, for the second quarter of fiscal 2011, compared to net income of $6.7 million, or $0.13 per share, for a year-ago quarter. The loss for the quarter was largely driven by the accounting impacts of the TripIt acquisition.

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Non-GAAP pre-tax income was $13.6 million, or $0.25 per share, for the second quarter of fiscal 2011, compared to $16.2 million, or $0.31 per share, for the year-ago quarter. Please refer to “About Concur’s Non-GAAP Financial Measures” below for an explanation of our non-GAAP financial measures used in this press release.

•	Non-GAAP operating margin was 18% for the second quarter of fiscal 2011, compared to 23% for the year-ago quarter.

•	Cash flow from operations was ahead of expectations at $16.0 million for the second quarter of fiscal 2011.

Recent Business Highlights

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Concur acquired TripIt – the market leader in mobile trip management. This acquisition extends Concur’s reach to the business traveler audience, fundamentally supports and extends the Concur Connect Platform and provides new revenue streams for Concur beyond the traditional subscription revenue model.

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Concur announced the launch of Concur Japan, which includes investment from SunBridge Corporation, the firm responsible for the Salesforce.com Japan joint venture, and Marc Benioff, acting as a minority direct investor. This joint venture positions Concur to meet the demands of the increasing number of corporations in Japan and throughout Asia that are turning to cloud computing and mobile solutions to help them control expenses.

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Concur announced the launch of Concur India – a move that perfectly aligns with the company’s strategic initiatives to expand its existing customer base while also expanding into new geographic markets.

•	Concur announced a strategic alliance with privately held Cleartrip, India’s leading online travel portal, which includes a $40 million strategic investment for a minority interest in Cleartrip.

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Concur hosted more than 1,350 attendees at Fusion – the company’s premier client event – in Las Vegas, Nevada. Attendees at this year’s sold-out conference took advantage of opportunities to consult with Concur product experts, network with their peers, and learn about Concur’s solutions. Next year’s Fusion event will take place May 8-11, 2012 at the Hilton Bonnet Creek in Orlando, Florida.

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Concur launched Concur® Breeze – the online and mobile expense reporting service designed specifically for small businesses – in the U.K. to help SMBs in that region streamline the entire expense management process by automatically creating expense claims using electronic data imported directly from both personal and corporate credit card charges.

•	Concur added new mobile features to Concur Breeze giving small businesses one app that takes care of all their expense reporting right from a smartphone, with no PC or browser required.

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Concur announced that clients can now automatically receive detailed folio data and e-receipts from participating La Quinta hotels – downloaded directly into Concur users’ expense reports. Through Concur® Connect – the global program that connects suppliers from around the world and provides clients exclusive access to services otherwise unavailable though traditional travel programs – La Quinta joins a growing list of travel suppliers that not only feed complete electronic folio data in the form of e-receipts directly into Concur, but also provide Concur clients with broad access to travel inventory.

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Concur announced the availability of a new set of open APIs (application programming interfaces) that enable customers to seamlessly integrate with and extend the capabilities of Concur’s products and services. These newest components of the Concur Connect Platform – an open, standards-based framework that allows customers, partners, and third-party developers to connect to and extend Concur’s travel and expense management data and capabilities – enable clients to develop additional functionality to meet their organization’s specific travel and expense management needs.

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Concur announced that its travel and expense mobile app for Android™, BlackBerry®, iPhone and iPad users now features enhanced language support including U.S. and U.K. English, French, French Canadian, German, Italian and Spanish, along with enhanced travel and expense functionality and new third-party mobile applications – all in a sleek interface designed to take advantage of the native environment of many popular mobile platforms.

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TripIt announced the release of its free iPad application in the iTunes store. Now, travelers can access all their trip reservations in one place on the top-ranking tablet – including air, hotel, entertainment and more – plus an exclusive master map feature for iPad users that captures the entire trip with individual maps provided on each page of the itinerary.

•	TripIt was awarded the 2011 Webby for Travel – Mobile & Applications at the 15th Annual Webby Awards, which celebrates the best of the Internet.

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Gartner, Inc. has ranked Concur as the largest SaaS provider within the ERP market based on total software revenue for 2010. Additionally, Gartner, Inc. has ranked Concur as one of the top ten market share leaders in ERP Software Worldwide based on total software revenue for 2010. (Gartner, Inc., Market Share Analysis: ERP Software, Worldwide 2010, Chris Pang, April 25, 2011).

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to “About Concur’s Non-GAAP Financial Measures” below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

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Concur expects revenue for the third quarter of fiscal 2011 to grow approximately 18% year-over-year from the third quarter of fiscal 2010, and expects the fiscal 2011 revenue growth rate to be above the fiscal 2010 revenue growth rate.

•	For the third quarter of fiscal 2011, Concur expects non-GAAP pre-tax income per share to be $0.29.

•	Concur expects fiscal 2011 non-GAAP operating margin to be 21.5% or more for the year as a whole.

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Concur expects cash flows from operations in fiscal 2011 to be between $84 million and $87 million, excluding one-time acquisition and other related costs, and capital expenditures to be between $25 million and $27 million.

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All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential difficulties or delays in connection with the TripIt acquisition, the anticipated benefits of the acquisition, or the broader integration of the Concur and TripIt businesses; adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability and security of the hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets, including our recent launches of Concur Japan and Concur India; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our financing activities. Please refer to the company’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.

Income Statements

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Revenues	$84,629	$72,816	$164,864	$140,469

Expenses (1):
Cost of operations	23,776	20,603	46,085	39,776
Sales and marketing	37,753	22,712	65,142	43,484
Systems development and programming	10,064	7,127	17,466	14,017
General and administrative	14,143	9,554	26,597	18,266
Revaluation of contingent consideration	(1,265)	—	(1,265)	—
Amortization of intangible assets	2,419	1,833	4,139	3,688

Total expenses	86,890	61,829	158,164	119,231

Operating income (loss)	(2,261)	10,987	6,700	21,238

Other income (expense):
Interest income	622	294	1,305	605
Interest expense	(4,605)	(440)	(9,165)	(543)
Loss from equity investments	(7)	—	(7)	—
Other, net	(57)	(332)	(238)	(491)

Total other expense, net	(4,047)	(478)	(8,105)	(429)

Income (loss) before income tax	(6,308)	10,509	(1,405)	20,809

Income tax expense (benefit)	(3,646)	3,791	(2,394)	7,658

Consolidated net income (loss)	(2,662)	6,718	989	13,151

Less: Net loss attributable to noncontrolling interest	33	—	33	—

Net income (loss) attributable to Concur	$(2,629)	$6,718	$1,022	$13,151

Net income (loss) per share available to Concur common stockholders:
Basic	$(0.05)	$0.14	$0.02	$0.27
Diluted	(0.05)	0.13	0.02	0.25

Weighted average shares used in computing net income per share:
Basic	53,467	49,454	52,920	49,248
Diluted	53,467	52,738	55,112	52,619
(1) Includes share-based compensation as follows:
Cost of operations	$681	$597	$1,334	$1,081
Sales and marketing	7,175	1,786	10,536	3,493
Systems development and programming	2,358	576	3,176	1,076
General and administrative	1,944	907	3,657	1,715

Total share-based compensation	$12,158	$3,866	$18,703	$7,365

Concur Technologies, Inc.

Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2011	September 30, 2010
Assets

Current assets:
Cash and cash equivalents	$385,120	$329,098
Short-term investments	181,467	301,597
Restricted cash	1,717	2,535
Accounts receivable, net of allowance of $1,943 and $2,374	61,044	52,340
Deferred tax assets	16,747	18,810
Deferred costs and other assets	29,258	26,640

Total current assets	675,353	731,020
Non-current assets:
Property and equipment, net	39,435	36,229
Investments	48,311	6,045
Deferred costs and other assets	26,485	25,441
Intangible assets, net	51,879	36,398
Deferred tax assets	16,929	12,675
Goodwill	267,262	194,989

Total assets	$1,125,654	$1,042,797

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$4,731	$5,413
Customer funding liabilities	61,565	66,985
Accrued compensation	14,894	20,944
Acquisition-related liabilities	3,068	—
Other accrued expenses and liabilities	18,853	14,390
Deferred revenues	49,651	44,358

Total current liabilities	152,762	152,090
Non-current liabilities:
Senior convertible notes, net	233,697	228,128
Deferred rent and other long-term liabilities	1,080	1,149
Deferred revenues	14,918	15,453
Acquisition-related contingent consideration	18,076	—
Tax liability	8,581	8,151

Total liabilities	429,114	404,971

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, par value $0.001 per share Authorized shares: 5,000; No shares issued or outstanding	—	—
Common stock, $0.001 par value per share Authorized shares: 195,000 Shares issued and outstanding: 53,913 and 52,379	54	52
Additional paid-in capital	794,840	739,781
Accumulated deficit	(98,514)	(99,536)
Accumulated other comprehensive loss	(1,008)	(2,471)

Total Concur stockholders’ equity	695,372	637,826
Noncontrolling interests	1,168	—

Total equity	696,540	637,826

Total liabilities and stockholders’ equity	$1,125,654	$1,042,797

Concur Technologies, Inc.

Cash Flow Statements

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Operating activities:
Net income (loss)	$(2,662)	$6,827	$989	$13,369
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	2,419	1,833	4,139	3,688
Depreciation	5,250	4,164	9,806	8,296
Accretion of discount and issuance costs on notes, net	2,808	—	5,568	—
Net recovery of sales allowances	(72)	(485)	(430)	(814)
Share-based compensation	12,158	3,866	18,703	7,365
Gain on revaluation of contingent consideration	(1,265)	—	(1,265)	—
Deferred income taxes	(3,736)	3,659	(2,345)	7,043
Excess tax benefits from share-based compensation	—	—	(145)	—
Loss from equity method investments	7	—	7	—
Changes in operating assets and liabilities:
Accounts receivable	(7,992)	(4,451)	(7,186)	(2,140)
Deferred costs and other assets	(2,103)	(1,822)	(3,298)	(2,529)
Accounts payable	256	(534)	(715)	(19)
Accrued liabilities	6,749	915	(1,206)	(7,996)
Deferred revenues	4,196	4,270	4,297	6,128

Net cash provided by operating activities	16,013	18,242	26,919	32,391

Investing activities:
Purchases of investments	(138,904)	(55,942)	(221,850)	(93,201)
Maturities of investments	237,436	72,098	341,940	112,737
Increase (decrease) in customer funding liabilities, net of changes in restricted cash	24,915	20,808	(4,658)	6,389
Investments in unconsolidated affiliates	(40,000)	(2,000)	(42,272)	(2,000)
Investments in consolidated joint venture by noncontrolling interest	1,152	—	1,152	—
Purchases of property and equipment	(7,920)	(4,014)	(12,696)	(7,659)
Payments for acquisitions, net of cash acquired	(24,000)	(2,378)	(24,108)	(3,540)

Net cash provided by investing activities	52,679	28,572	37,508	12,726

Financing activities:
Equity issuance costs	(25)	—	(25)	—
Net proceeds from share-based equity award activity	599	1,629	1,364	2,743
Proceeds from employee stock purchase plan activity	562	435	943	720
Tax withholding on stock awards	(11,081)	(4,232)	(11,081)	(4,232)
Excess tax benefits from share-based compensation	—	—	145	—
Repayments on capital leases	—	(279)	(199)	(551)

Net cash used in financing activities	(9,945)	(2,447)	(8,853)	(1,320)

Effect of foreign currency exchange rate changes on cash and cash equivalents	311	(91)	448	15

Net increase in cash and cash equivalents	59,058	44,276	56,022	43,812
Cash and cash equivalents at beginning of period	326,062	118,721	329,098	119,185

Cash and cash equivalents at end of period	$385,120	$162,997	$385,120	$162,997

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share and margin data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Operating income (loss):
Operating income (loss)	$(2,261)	$10,987	$6,700	$21,238
Income (loss) from operations as a % of total revenue (Operating Margin)	(3%)	15%	4%	15%
Add back:
Share-based compensation	12,158	3,866	18,703	7,365
Acquisition and other related costs	2,138	—	2,713	—
Revaluation of contingent consideration	(1,265)	—	(1,265)	—
Contingent consideration (included in compensation expense)	1,946	—	1,946	—
Non-controlling interest joint venture	33	—	33	—
Amortization of intangible assets	2,419	1,833	4,139	3,688

Non-GAAP operating income	$15,168	$16,686	$32,969	$32,291

Non-GAAP operating income as a % of total revenue (Non-GAAP Operating Margin)	18%	23%	20%	23%

Net income:
Net income (loss) attributable to Concur	$(2,629)	$6,718	$1,022	$13,151
Add back:			—	—
Share-based compensation	12,158	3,866	18,703	7,365
Acquisition and other related costs	2,138	—	2,713	—
Revaluation of contingent consideration	(1,265)	—	(1,265)	—
Contingent consideration (included in compensation expense)	1,946	—	1,946	—
Loss from equity method investments	7	—	7	—
Amortization of intangible assets	2,419	1,833	4,139	3,688
Accretion of discount on senior convertible notes	2,507	—	4,969	—
Income tax expense (benefit)	(3,646)	3,791	(2,394)	7,658

Non-GAAP pre-tax income attributable to Concur	$13,635	$16,208	$29,840	$31,862

Diluted net income (loss) per share:
Diluted net income (loss) per share attributable to common shareholders	$(0.05)	$0.13	$0.02	$0.25
Add back:
Share-based compensation	0.22	0.07	0.34	0.14
Acquisition and other related costs	0.04	—	0.05	—
Revaluation of contingent consideration	(0.02)	—	(0.02)	—
Contingent consideration (included in compensation expense)	0.04	—	0.03	—
Loss from equity method investments	—	—	—	—
Amortization of intangible assets	0.04	0.04	0.07	0.07
Accretion of discount on senior convertible notes	0.05	—	0.09	—
Income tax expense (benefit)	(0.07)	0.07	(0.04)	0.15

Non-GAAP diluted pre-tax income per share	$0.25	$0.31	$0.54	$0.61

Shares used in calculation GAAP and non-GAAP income (loss) per share:
Basic	53,467	49,454	52,920	49,248
Diluted	55,523	52,738	55,112	52,619

CONCUR TECHNOLOGIES, INC.

About Concur’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur’s management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur’s operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP operating income; non-GAAP operating margin; non-GAAP pre-tax income, non-GAAP diluted pre-tax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

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Share-based compensation. Concur’s non-GAAP financial measures exclude share-based compensation, which consist of expenses for stock options and restricted stock units (“RSU”). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods.

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Acquisition and other related costs. New authoritative guidance on business combinations requires us to record in the income statement, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition-related expenses from certain non-GAAP financial measures in order to facilitate the comparison of our business outlook for future periods with results from prior periods when such expenses were recorded to Goodwill. We also believe it is useful for investors to understand the effects of these items on our operations. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital.

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Revaluation of contingent consideration. New authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The new authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in our statements of income. Under the old authoritative guidance contingent consideration would have been included as a component of deal consideration based on the actual amount paid, if any, when the contingency was resolved. Concur’s non-GAAP financial measures exclude the revaluation of contingent consideration, which is the change in fair value of the liability-classified acquisition-related contingent consideration. Concur excludes the unrealized gains or losses from the re-measurement of the contingent consideration from its non-GAAP financial measures in order to facilitate the comparison of our business outlook for future periods with results from prior periods when contingent consideration was recorded to Goodwill. We also believe it is useful for investors to understand the effects of these items on our operations

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Contingent consideration (included in compensation expense). Concur’s non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the potential cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares. As receipt of the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense. Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods.

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Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations due to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.

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Loss from equity method investments. For investments under the equity method, Concur recognizes its share of the earnings or losses of an investee and adjusts the carrying amount of an investment for its share of the earnings or losses of the investee after the date of investments. Concur’s non-GAAP financial measures excluded the earnings or losses from GAAP income because it is unrelated to our ongoing operations and is significantly impacted by factors outside our direct control.

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Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of software and other technology assets, other purchased intangible assets such as customer lists and covenants not to compete. Concur excludes these items from its non-GAAP financial measures because they are non-cash expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

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Accretion of discount on senior convertible notes. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.

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Income tax expense (benefit). Concur excludes this expense from certain non-GAAP financial measures primarily because it is largely a non-cash expense that Concur does not consider a meaningful component of our operating results when assessing the performance of our business, and the exclusion of this expense (benefit) facilitates the comparison of our business outlook for future periods with results for prior periods, which did not include income tax expense (benefit).

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

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Concur’s management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share in internal reports used by management in monitoring and making decisions regarding Concur’s business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur’s Board of Directors. Concur also uses non-GAAP pre-tax diluted income per share as a measure to determine executive cash incentive compensation.

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Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and RSU grants – which are unpredictable and can vary dramatically from period to period – and external factors such as interest rates and the trading price and volatility of Concur’s common stock. Excluding these amounts improves comparability of the performance of the business across periods.

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The principal limitation of Concur’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

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To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures. Concur notes that the dilutive effect of outstanding stock options is reflected in fully-diluted shares outstanding used in calculating GAAP net income per share and non-GAAP diluted pre-tax income per share.

About Concur

Concur® is a leading provider of integrated travel and expense management solutions for companies of all sizes. Concur’s easy-to-use web-based and mobile solutions help companies and their employees control costs and save time. Learn more at www.concur.com.

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com

Press Contact:

Stefanie Fricke, Weber Shandwick for Concur, 425-452-5468, sfricke@webershandwick.com